EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation: (310) 533-0474

Virco Announces Acquisition of Certain Assets of Corex Products, Inc.

Torrance, California – December 19, 2003: Virco Mfg. Corporation (AMEX: VIR) announced today that it has acquired certain assets of Corex Products, Inc., in the following letter to shareholders from Robert A. Virtue, President and CEO:

Despite the current downturn in the classroom market, we have continued to seek prudent acquisitions that strengthen our ability to meet the functional and seasonal demands of our customers. Following recent decisions by several major accounts to switch from thermoplastic to hard plastic chairs and desks, we decided to add capacity for making these parts. Today we signed agreements with the owner and secured lender of Corex Products, Inc., to acquire particular machines, molds and a pending patent that will give us that capacity. The purchase price was $1,000,000.

Hard plastic is an extremely durable material made from finely ground wood flour, pigments and melamine resin. It is molded into seats, backs and writing surfaces for classroom chairs and desks. Hard plastic furniture currently represents about 20% of our total revenue, but demand in this segment is increasing as more districts try to maximize the price-value relationship of their furnishings. Several new product lines slated for release in 2004 and 2005 will also make use of hard plastic components.

This acquisition fits easily within our capital expenditure budget and will not prevent us from reaching our goal of having less total debt by year-end.

As we have said in prior reports, the recession in our market may create as many opportunities as challenges. With our restructuring complete and the prospect of stable demand in 2004, our emphasis now is on growth. The acquisition of certain Corex assets is strategically consistent with our goal of providing the highest value furniture and equipment for educators. By concluding the purchase in December we have allowed enough time to relocate equipment and build components for summer delivery.

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended October 31, 2003. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

End of Filing

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